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                                      RIDER

                          EARNINGS ENHANCEMENT BENEFIT


This rider is attached to and made a part of your policy.

DEFINITIONS

ADJUSTED PREMIUM PAYMENTS The total of all Premium Payments minus Proportional Withdrawals.

GAIN The policy's Accumulation Value as of the date we receive all necessary requirements to pay a death claim minus Adjusted Premium Payments.

PROPORTIONAL WITHDRAWAL An amount equal to the amount withdrawn from the policy (including any amount withdrawn for the surrender charge) divided by the policy's Accumulation Value immediately preceding the withdrawal, multiplied by the total of all Adjusted Premium Payments.

PROVISIONS OF RIDER

1. WHAT BENEFIT DOES THIS RIDER PROVIDE?

This rider provides an Earnings Enhancement Benefit (EEB) that is in addition to the amount payable under the terms of your policy if you, or the Annuitant if you are not the Annuitant, die prior to the Annuity Commencement Date.

Under the terms of this rider, the total benefit will be:

a) the greatest of any of the amounts payable as described in the Section Three of the policy, plus

b)  the EEB.

This rider does not guarantee that an EEB will become payable at death.

2. HOW IS THE EEB DETERMINED?

The EEB is determined based on the Gain as defined above. The EEB is a percentage, as shown on the policy data page, of the Gain. The benefit varies based on your age at issue if you are the Annuitant. If you are not the Annuitant, then the benefit will be based on the age of either you or the Annuitant, whomever is older.

If you, or the Annuitant if you are not the Annuitant, are age 70 or younger, this percentage will not be less than 40% and will not exceed 60%. The percentage will be the same for the same class of policies issued during the same period.

If you, or the Annuitant if you are not the Annuitant, are age 71 to 75 inclusive, this percentage will not be less than 20% and will not exceed 40%. The percentage will be the same for the same class of policies issued during the same period.

The EEB is calculated as of the date we receive all necessary requirements to pay the death claim.

3. IS THERE A MAXIMUM BENEFIT PAYABLE UNDER THIS RIDER?

Yes. The maximum EEB payable at each age range in Provision 2 is an amount equal to the percentage, as shown on the Policy Data Page, of the Adjusted Premium Payments. The maximum percentage will not exceed 200%.

4. ARE CHARGES DEDUCTED FROM YOUR POLICY FOR THIS BENEFIT?

Yes. A charge will be deducted on the first Business Day of each policy quarter based on the policy's Accumulation Value on that day. The charge will be deducted from each Allocation Alternative and from each DCA Account, if applicable, on a pro-rata basis. The maximum charge for this benefit is 1.00% annually.

5. WHEN DOES THE EEB BECOME PAYABLE?

The EEB, if any, is payable at your death or the death of the Annuitant if you are not the Annuitant, prior to the Annuity Commencement Date.

6. UNDER WHAT CIRCUMSTANCES IS THE EEB NOT PAYABLE?

The EEB is not payable if 1) there is no Gain as described above, 2) the investment performance of the Separate Accounts results in your Accumulation Value being less than your Premium Payments made and not previously withdrawn, or 3) the rider ends as explained in Provision 9 of this rider.

7. CAN THIS RIDER BE CANCELLED?

No. This rider is non-cancelable. Once elected, the provisions of this rider will remain in effect subject to the conditions in Provision 9 of this rider.

8. WHAT IS THE EFFECTIVE DATE OF THIS RIDER?

The rider is effective as of the Policy Date.

9. WHEN DOES THIS RIDER END?

This rider will end 1) on the Annuity Commencement Date, 2) if you surrender the policy, 3) if you transfer ownership of the policy, 4) if your spouse, as the sole primary Beneficiary, elects to continue the policy upon your death, or 5) if the Annuitant was your spouse and you, as the sole primary Beneficiary, elect to continue the policy upon your spouse's death.


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GENERAL PROVISIONS

1. DOES THIS RIDER HAVE ANY ACCUMULATION VALUE?

No. This rider does not have any Accumulation Value.

2. WHAT HAPPENS IF THE POLICY HAS BEEN ASSIGNED?

If the policy is subject to an assignment, you must provide us with a written consent by the assignee prior to receiving the EEB provided by this rider.

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION




               ---------------------------------
                                    President




               ---------------------------------
                                    Secretary


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